As filed with the Securities and Exchange Commission on February 10, 2020

Registration No. 333-236064

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Can-Fite BioPharma Ltd.

(Exact name of registrant as specified in its charter)

State of Israel	2834	Not applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

10 Bareket Street,

Kiryat Matalon,

P.O. Box 7537,

Petach-Tikva

4951778, Israel

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Newark, Delaware 19711

(302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronen Kantor, Esq. Doron Tikotzky Kantor Gutman Nass & Amit Gross B.S.R. 4 Tower, 33 Floor 7 Metsada Street, Bnei Brak 5126112 Israel Tel: (+972) (3) 613-3371	Gary Emmanuel, Esq. McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Tel: (212) 547-5400	Rob Condon, Esq. Dentons US LLP 1221 Avenue of the Americas New York, NY 10020 Tel: (212) 768 6839

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Amendment No. 2 (this “Amendment No. 2”) to the Registration Statement on Form F-1 (Registration No. 333-236064) (the “Registration Statement”) is being filed solely for the purpose of filing XBRL exhibits as indicated in Part II, Item 8 of this Amendment No. 2 and filing Exhibit 5.2. Accordingly, this Amendment No. 2 consists only of the facing page, this explanatory note, an updated Part II of the Registration Statement, the signature page to this Amendment No. 2 and the filed exhibits. The preliminary prospectus is unchanged and has been omitted from this Amendment No. 2.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees

An Israeli company may indemnify an office holder in respect of certain liabilities either in advance of an event or following an event provided that a provision authorizing such indemnification is inserted in its articles of association. Our Articles of Association contain such a provision. An undertaking provided in advance by an Israeli company to indemnify an office holder with respect to a financial liability imposed on him or her in favor of another person pursuant to a judgment, settlement or arbitrator’s award approved by a court must be limited to events which in the opinion of the Board of Directors can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or a criteria determined by the Board of Directors as reasonable under the circumstances, and such undertaking must detail the abovementioned events and amount or criteria.

In addition, a company may indemnify an office holder against the following liabilities incurred for acts performed as an office holder:

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and

●	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for a crime that does not require proof of criminal intent.

●	a financial liability imposed on the office holder in favor of another person pursuant to a judgment, including a compromise judgment or arbitrator judgment approved by a court.

An Israeli company may insure a director or officer against the following liabilities incurred for acts performed as a director or officer:

●	a breach of duty of care to the company or to a third party, including a breach arising out of the negligent conduct of an office holder;

●	a breach of duty of loyalty to the company, provided the director or officer or office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the interests of the company; and

●	financial liabilities imposed on the office holder for the benefit of a third party.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, civil fine, monetary sanction or random levied against the office holder.

Under the Israeli Companies Law, indemnification and insurance of office holders must be approved by our audit committee and our Board of Directors and, in respect of our directors, by our shareholders. Our directors and officers are currently covered by a directors and officers’ liability insurance policy with respect to specified claims. To date, no claims for liability have been filed under this policy. In addition, we have entered into indemnification agreements with each of our directors and officers and the directors and officers of our subsidiaries providing them with indemnification for liabilities or expenses incurred as a result of acts performed by them in their capacity as our, or our subsidiaries’ directors and officers. This indemnification is limited both in terms of amount and coverage. In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities

Set forth below are the sales of all unregistered securities of ours sold by us within the past three years (i.e., since December 1, 2016, up to the date of this registration statement) which were not registered under the Securities Act:

On January 24, 2017, we sold to certain institutional investors an aggregate of 166,667 ADSs in a registered direct offering at $30.00 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 83,333 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $33.75 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $360,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 8,333 ADS on the same terms as the warrants except they have a term of five years.

In December 2017, we issued 4,630 ADSs representing 138,890 of our ordinary shares to one of our service providers for its services.

On March 13, 2018, we sold to certain institutional investors providing for the issuance of an aggregate of 222,222 ADSs in a registered direct offering at $22.50 per ADS resulting in gross proceeds of approximately $5,000,000. In addition, we issued to the investors unregistered warrants to purchase 166,667 ADSs in a private placement. The warrants may be exercised after six months from issuance for a period of five and a half years from issuance and have an exercise price of $30.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $350,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 11,111 ADS on the same terms as the warrants except they have a term of five years.

In May 2018, we agreed to issue 13,333 ADSs representing 400,000 of our ordinary shares to one of our service providers for its services.

In December 2018, we issued 1,233 ADSs representing 37,000 ordinary shares to a consultant.

On January 18, 2019, we sold to a certain institutional investor an aggregate 149,206 ADSs in a registered direct offering at $15.75 per ADS, resulting in gross proceeds of $2,350,000. In addition, we issued to the investor unregistered warrants to purchase 149,206 ADSs in a private placement. The warrants are immediately exercisable from the date of issuance for a period of five and a half years and have an exercise price of $19.50 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $191,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 7,460 ADS on the same terms as the warrants except they have a term of five years.

On April 4, 2019, we sold to certain institutional investors an aggregate 328,205 ADSs in a registered direct offering at $9.75 per ADS, resulting in gross proceeds of $3,200,001. In addition, we issued to the investors unregistered warrants to purchase an aggregate of 328,205 ADSs in a private placement. The warrants are immediately exercisable and will expire five years from issuance at an exercise price of $12.90 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $242,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 16,410 ADS on the same terms as the warrants except they have a term of five years.

On May 22, 2019, we sold to certain institutional investors an aggregate 1,500,000 ADSs in a registered direct offering at $4.00 per ADS, resulting in gross proceeds of $6,000,000. In addition, we issued to the investors unregistered warrants to purchase an aggregate of 1,500,000 ADSs in a private placement. The warrants are immediately exercisable and will expire five and one-half years from issuance at an exercise price of $4.00 per ADS, subject to adjustment as set forth therein. The warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants. We paid an aggregate of $410,000 in placement agent fees and expenses and issued unregistered placement agent warrants to purchase 75,000 ADS on the same terms as the warrants except they have a term of five years.

On January 9, 2020, we entered into warrant exercise agreements, or the Exercise Agreements, with several accredited investors who are the holders, or the Holders, of certain warrants, or the Public Warrants, to purchase our ordinary shares, represented by ADS, pursuant to which the Holders agreed to exercise in cash their Public Warrants to purchase up to an aggregate of 22,278,540 ordinary shares represented by 742,618 ADSs having exercise prices ranging from $12.90 to $78.75 per ADS issued by us, at a reduced exercise price of $3.25 per ADS, resulting in gross proceeds of approximately $2.4 million.  Closing occurred on January 13, 2020. Under the Exercise Agreements, we also issued to the Holders new unregistered warrants to purchase up to 22,278,540 ordinary shares represented by 742,618 ADSs, or the Private Placement Warrants. The Private Placement Warrants are immediately exercisable, expire five and one-half years from issuance date and have an exercise price of $3.45 per ADS, subject to adjustment as set forth therein. The Private Placement Warrants may be exercised on a cashless basis if six months after issuance there is no effective registration statement registering the ADSs underlying the warrants.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

On September 10, 2019, we issued 19,934,355 ordinary shares through a private placement to Univo Pharmaceuticals Ltd. In addition, in connection therewith, we issued 996,690 ordinary shares to a consultant. The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and/or Regulation S.

Item 8. Exhibits and Financial Statement Schedules

(a)	Exhibits

Exhibit No.	Exhibit Description
1.1	Amended and Restated Articles of Association of Can-Fite BioPharma Ltd (1)

2.1	Form of Amended and Restated Deposit Agreement, by and among Can-Fite BioPharma Ltd., The Bank of New York Mellon and the Owners and Holders of American Depositary Shares, dated September 11, 2013 (2)

4.1	Form of Warrant**

4.2	Form of Pre-funded Warrant**

4.3	Form of Placement Agent Warrant**

5.1	Opinion of Doron, Tikotzky, Kantor, Gutman, Nass & Amit Gross, Israeli counsel to Can-Fite BioPharma Ltd.**

5.2	Opinion of McDermott Will & Emery LLP, U.S. counsel to Can-Fite BioPharma Ltd.*

8.1	List of Subsidiaries of Can-Fite BioPharma Ltd.**

10.1	Employment and Non-Competition Agreement with Motti Farbstein, dated June 10, 2003 (3)

10.2	Consulting Agreement with BioStrategics Consulting, Ltd, dated September 27, 2005 (3)

10.3	Service Management Agreement with F.D. Consulting International and Marketing Ltd., dated June 27, 2002 (3)

10.4	Master Services Agreement with Accellient Partners, dated May 10, 2010 (3)

10.5	License Agreement, by and between The University of Leiden and Can-Fite BioPharma Ltd., dated November 2, 2009 (3)

10.6	License Agreement, by and between Kwang Dong Pharmaceutical Co., Ltd. and Can-Fite BioPharma Ltd., dated December 14, 2008 (3)

10.7	Can-Fite BioPharma Ltd. 2003 Israeli Share Option Plan (3)

10.8	Can-Fite BioPharma Ltd. 2013 Israeli Share Option Plan (4)

10.9	Compensation Policy of Can-Fite BioPharma Ltd. (5)

10.10	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on September 21, 2015 (6)

10.11	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on October 15, 2015 (6)

10.12	Distribution Agreement between Can-Fite BioPharma Ltd. and Chong Kun Dang Pharmaceutical Corp. dated as of October 25, 2016 (7)†

10.13	Form of Securities Purchase Agreement dated as of January 18, 2017 between Can-Fite BioPharma Ltd. and the investors listed therein (8)

10.14	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 18, 2017 (8)

10.15	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 24, 2017 (9)

10.16	Agreement and Plan of Merger, dated as of May 21, 2017, by and between OphthaliX, Inc., Bufiduck Ltd., and Wize Pharma Ltd. (10)

10.17	Voting and Undertaking Agreement, dated as of May 21, 2017, by and between OphthaliX, Inc., Wize Pharma Ltd., and Can-Fite BioPharma Ltd. (10)

10.18	Form of Stock Purchase Agreement (10)

10.19	Form of Termination of License Agreement (10)

10.20	Form of Termination of Services Agreement (10)

10.21	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on March 13, 2018 (11)

10.22	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 23, 2019 (12)

10.23	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on April 4, 2019 (13)

10.24	Form of Securities Purchase Agreement dated as of May 20, 2019 between Can-Fite BioPharma Ltd. and the investors listed therein (14)

10.25	Form of Warrant issued by Can-Fite BioPharma Ltd. on May 22, 2019 (14)

10.26	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on May 22, 2019 (15)

4.27	Collaboration Agreement between Can-Fite BioPharma Ltd., Univo Pharmaceuticals Ltd. and UNV Medicine Ltd. dated as of September 10, 2019† (16)

4.28	Agreement between Can-Fite BioPharma Ltd. and Capital Point Ltd. dated as of October 7, 2019†(16)

10.29	Form of Warrant Exercise Agreement dated as of January 9, 2020 between Can-Fite BioPharma Ltd. and the investors listed therein (17)

10.30	Form of Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2020 (17)

10.31	Form of Placement Agent Warrant issued by Can-Fite BioPharma Ltd. on January 13, 2020 (17)

10.32	Form of Securities Purchase Agreement**

23.1	Consent of Kost Forer Gabbay & Kasierer*

23.2	Consent of Doron, Tikotzky, Kantor, Gutman, Nass & Amit Gross (included in Exhibit 5.1)**

23.3	Consent of McDermott Will & Emery LLP (included in Exhibit 5.2)*

24.1	Power of Attorney (included in signature page)**

101	The following financial information for the year ended December 31, 2018 and as of the six months ended June 30, 2019 formatted in Extensible Business Reporting Language (XBRL): (i) Consolidated Statements of Financial Position, (ii) Consolidated Statements of Comprehensive Loss, (iii) Consolidated Statements of Changes in Equity (iv) the Consolidated Statements of Cash Flows, and (iv) Notes to Consolidated Financial Statements.*

*	Filed herewith

**	Previously filed.

†	Portions of this exhibit have been omitted for confidentiality purposes.

(1)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on February 15, 2019.

(2)	Incorporated herein by reference to the Registration Statement on Form 8-A filed with the SEC on November 15, 2013.

(3)	Incorporated herein by reference to Amendment No. 1 to the Draft Registration Statement on Form 20-F filed with the SEC on September 10, 2013.

(4)	Incorporated herein by reference to Annual Report on Form 20-F filed with the SEC on March 27, 2015.

(5)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on December 7, 2016.

(6)	Incorporated herein by reference to Registration Statement on Form F-3 filed with the SEC on January 19, 2016.

(7)	Incorporated herein by reference to the Annual Report on Form 20- F filed with the SEC on March 30, 2017.

(8)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 20, 2017.

(9)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on May 30, 2017.

(10)	Incorporated herein by reference to the Current Report on Form 8-K filed by OphthaliX, Inc. with the SEC on May 22, 2017.

(11)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on August 8, 2018.

(12)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on February 15, 2019.

(13)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on May 3, 2019.

(14)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on May 22, 2019.

(15)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on May 28, 2019.

(16)	Incorporated herein by reference to Registration Statement on Form F-1 filed with the SEC on October 18, 2019.

(17)	Incorporated herein by reference to the Current Report on Form 6-K filed with the SEC on January 10, 2020.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

The Registrant acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, the Registrant is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the consolidated financial statements and related notes thereto.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(6)	That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petach Tikva, State of Israel on this 10th day of February 2020.

CAN-FITE BIOPHARMA LTD.

By:	/s/ Pnina Fishman
Name:	Pnina Fishman, Ph.D.
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Pnina Fishman	Chief Executive Officer and Director	February 10, 2020
Pnina Fishman, Ph.D.	(principal executive officer)

/s/ Motti Farbstein	Chief Operating and Financial Officer	February 10, 2020
Motti Farbstein	(principal financial officer and principal accounting officer)

*	Chairman of the Board	February 10, 2020
Ilan Cohn, Ph.D.

*	Director	February 10, 2020
Guy Regev

*	Director	February 10, 2020
Abraham Sartani

*	Director	February 10, 2020
Israel Shamay

*	Director	February 10, 2020
Yaacov Goldman

*	Director	February 10, 2020
Golan Bitton

*By	/s/ Pnina Fishman
Pnina Fishman, Ph.D.
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Can-Fite BioPharma Ltd., has signed this registration statement on February 10, 2020.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative